FORWARD INDUSTRIES UPDATES FIRST QUARTER GUIDANCE

POMPANO BEACH, Fla.--December 23, 2005--Forward Industries, Inc. (NASDAQ: Ford), a designer and distributor of custom carrying case solutions, today updated its financial guidance for the first fiscal quarter ending December 31, 2005. The following statements are forward looking and actual results may differ materially. Please see the description of certain risk factors in this release and Forward's reports on file with the Securities and Exchange Commission for a more complete description of risk factors.

First Fiscal Quarter Business Outlook

Based on the current business outlook, the Company now anticipates that its first fiscal quarter ending December 31, 2005 revenues will be $8.3 to $8.7 million. In its previous guidance issued November 17, 2005, the Company previously anticipated that such revenues would be higher than the $8.9 million recorded in the first fiscal quarter of last year.  The Company attributed the shortfall to the timing of certain orders that it now expects to ship in its second fiscal quarter.

Based on the current outlook, the Company also introduced guidance as to net income per share for the quarter. It expects to report net income of 8 to 12 cents per fully diluted share, compared to 21 cents per fully diluted share in the same quarter of fiscal 2005.  We anticipate that the lower earnings per share will reflect a higher weighted average number of shares outstanding (approximately 20%) than in the comparable quarter of fiscal 2005, a projected higher effective tax rate, lower margins due primarily to pricing pressure on some of its key products, and higher operating costs at its Hong Kong facility.

In announcing the update, Forward's Chairman and CEO Jerome Ball stated, "We are off to a solid start in Fiscal 2006, with revenues for the first fiscal quarter similar to last year's excellent first quarter, but coming in lower than we originally anticipated.  We are disappointed that the factors described above will reduce our reported earnings per share for this quarter; however, we believe that we continue to execute well and are optimistic about the balance of the year.  We will provide additional details when we formally announce our quarterly results and file our 10-QSB with the Securities and Exchange Commission, which we expect to be in the first week of February."

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Lauren Till
(954) 419-9544		(212) 836-9610
LTill@equityny.com
www.theequitygroup.com

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